Exhibit 5.1
March 13, 2006
Board of Directors
Mercer International Inc.
14900 Interurban Avenue South, Suite 282
Seattle, Washington 98168
Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
This opinion is furnished to Mercer International Inc., a Washington corporation (the “Company”), in connection with the filing of a Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (Reg. No. 33-90026) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed sale by the Company of up to 1,100,000 shares of common stock, par value $1.00 per share, of the Company (the “Shares”), issuable by the Company pursuant to the terms of the Company’s Amended and Restated 1992 Non-Qualified Stock Option Plan (the “1992 Plan”).
We have reviewed, among other things, the Company’s Articles of Incorporation, as amended and corrected, and Bylaws, the 1992 Plan, and related agreements and records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to awards made under the 1992 Plan. We have made such other factual inquiries as we deemed necessary to render this opinion.
Based upon the foregoing and in reliance thereon, it is our opinion when issued pursuant to awards granted and exercised in accordance with the 1992 Plan, and related agreements, the Shares will be validly issued, fully paid and non-assessable.
We express no opinion herein as to the laws of any state or jurisdiction other than the State of Washington and the federal laws of the United States.
We hereby authorize and consent to the use of this opinion as an exhibit to the Post-Effective Amendment and to all references to us in the Post-Effective Amendment.
Very truly yours,
/s/ HELLER EHRMAN LLP